LM Funding America, Inc.’s Bitcoin Holdings Valued at $13.3 million in Monthly Update

TAMPA, FL, November 21, 2024—LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a cryptocurrency mining and technology-based specialty finance company, today provided a preliminary, unaudited Bitcoin mining and operational update for the month ended October 31, 2024.

Metrics *	One Month October 31, 2023	One Month September 30, 2024	One Month October 31, 2024

Bitcoin Mined, net	36.9	6.6	7.3
Bitcoin Sold	(55.0)	-	(9.0)
Service Fee (rounding)	-	0.1	-
Bitcoin Holdings at Month End	72.0	142.3	140.5

Approximate Miners Deployed at Month End	5,950	3,700	3,700
Approximate Miners In-Transit at Month End		2,180	2,180
Approximate Potential Hash Rate at Month End (PH/s)	615	639	639

*Unaudited

The Company estimates that the value of its 140.5 Bitcoin holdings on October 31, 2024, was approximately $13.3 million, based on an estimated November 20, 2024, BTC price of $94,700.

CFO Comments

Richard Russell, Chief Financial Officer of LM Funding, stated, "Mining production was slightly higher in October 2024 compared to September 2024, attributed to the installation of more efficient software on our existing machines and improved uptime efficiency. As we continue to refine and expand our operations, we are emphasizing the accumulation of our BTC holdings in anticipation of the BTC price increases to complement the vertical integration strategy announced earlier this year."

This approach highlights LM Funding's commitment to enhancing operational efficiency while strategically managing its Bitcoin assets. By focusing on both mining productivity and asset retention, the Company aims to position itself for sustained growth and resilience in the competitive cryptocurrency market.

CEO Comments

Bruce Rodgers, Chief Executive Officer of LM Funding, commented, "The Company’s recently announced acquisition of the 15 MW mining site in Oklahoma will significantly enhance our active mining capacity by offering a cost-effective location for our existing mining machines. This strategic site will provide an additional 5 MW of mining capacity, which we anticipate will increase our deployed miners to approximately 5,200 units. Following the closing of the site acquisition in early December, the Company currently plans to commence an expansion process in the first quarter of 2025 to add an additional 60 MW. This expansion aligns with our strategic objectives to scale operations efficiently and maintain our competitive position in the cryptocurrency mining landscape."

This acquisition underscores LM Funding's commitment to growing its mining capabilities through strategic investments and location optimization.

About LM Funding America

LM Funding America, Inc. (Nasdaq: LMFA), operates as a cryptocurrency mining and specialty finance company. It operates through two segments, Specialty Finance and Mining Operations. The company has approximately 5,880 miners, electrified and actively mining Bitcoin, providing the company with approx. 639 petahash of mining capacity. The company was founded in 2008 and is based in Tampa, Florida. For more information, please visit https://www.lmfunding.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guaranties of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, uncertainty created by the risks of entering into and operating in the cryptocurrency mining business, uncertainty in the cryptocurrency mining business in general, the risk that the above-described acquisition of the Oklahoma mining site may not be successfully completed and the risk that the expected benefits from the acquisition will not be realized or will not be realized within the expected time periods, problems with hosting vendors in the mining business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, the ability to finance and grow our cryptocurrency mining operations, our ability to acquire new accounts in our specialty finance business at appropriate prices, the potential need for additional capital in the future, changes in governmental regulations that affect our ability to collected sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

Contact:

Crescendo Communications, LLC

Tel: (212) 671-1021

Email: LMFA@crescendo-ir.com